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                                                                    Exhibit 4.12


                             MODIFICATION AGREEMENT

                  This modification agreement is dated as of June 9, 1997, and is among POPE & TALBOT, INC., a Delaware corporation (the "Borrower"), UNITED STATES NATIONAL BANK OF OREGON now doing business as U.S. BANK ("U.S. Bank"), CIBC INC. ("CIBC"), ABN AMRO BANK N.V. ("ABN"), BANK OF AMERICA ILLINOIS ("BofA"), and WACHOVIA BANK OF GEORGIA, N.A. ("Wachovia").

                                    Recitals

A. U.S. Bank, CIBC, ABN, BofA, and Wachovia (individually a "Bank" and collectively the "Banks") and the Borrower are parties to a credit agreement dated as of May 6, 1992, as modified (the "Credit Agreement"). All of the capitalized terms used in this modification agreement (this "Agreement") are defined by the Credit Agreement.

B. The Borrower and the Banks desire to enter into this Agreement to modify the clause in the Credit Agreement limiting the amount that the Borrower can spend in the 1997 Fiscal Year on consolidated capital expenditures and investments, to extend the Expiry Date, and to make certain other modifications.

                  NOW, THEREFORE, for value, the Borrower and the Banks agree that:

1. INCREASE IN MAXIMUM AMOUNT OF CAPITAL EXPENDITURES AND INVESTMENTS IN 1997. Section 4 of the modification agreement dated as of January 22, 1996 (the "1/22/96 Modification Agreement"), which modified the Credit Agreement, is itself hereby modified to increase the maximum amount that the Borrower and its Subsidiaries can invest in consolidated capital expenditures and investments in the 1997 Fiscal Year from $25 million to $30 million. The Borrower has expressed its present intention to use approximately $15 million for budgeted capital expenditures and $15 million for investment purposes. No inference should be drawn from this consent that the Banks consent to the Borrower increasing the Borrower's investment beyond $15 million at any later date or dates without first providing additional information and obtaining additional consent from the Banks.

2. EXTENSION OF EXPIRY DATE. The Expiry Date of the Credit Facilities provided under the Credit Agreement is hereby extended to December 31, 1998.

3. TAX-RELATED CHANGES IN NET WORTH. The minimum Tangible Net Worth required for the Borrower under Section5.01(h)(i) of the Credit Agreement will be hereby reduced by the amounts charged to stockholders' equity as the Borrower's additional tax liability for the 1985 Pope Resources Partnership transaction plus related costs and expenses when such charges to stockholders' equity occur on the Borrower's financial statements. It will be an Event of Default if Tangible Net Worth drops below $164 million after reflecting such charges to stockholders' equity. After such charges are reflected on the Financial Statements of Borrower and its Subsidiaries, minimum Tangible Net Worth again will increase by an amount equal to 50% of the positive net income of Borrower and its Subsidiaries in each Fiscal Year thereafter.


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4.       MISCELLANEOUS.  The parties agree to issue any additional documents and instruments reasonably necessary to effectuate the objectives of this Agreement. The Loan Documents will continue in full force and effect as modified by this Agreement. This Agreement may be signed in one or more counterparts but all such counterparts will constitute but one agreement. The Borrower will reimburse the Agent for the reasonable out-of-pocket costs and expenses incurred by the Agent in preparing this Agreement. This agreement replaces a modification agreement dated as of February 14, 1997.

5. EFFECTIVE DATE. This Agreement will become effective only when the Agent has received by facsimile the signature page signed by the Borrower and the signature page(s) signed by all of the Banks.

         If the Borrower or a Bank delivers a facsimile of its signature, such delivery will constitute the promise of such person to deliver sufficient copies of the manually signed signature page for distribution to each other party to the Credit Agreement.


POPE & TALBOT, INC.                           U.S. BANK, as the Agent and a Bank

By /s/ C. Lamadrid                            By /s/ Janice T. Thede
   --------------------------------              -------------------------------
       Carlos M. Lamadrid                            Janice T. Thede
       Chief Financial Officer                       Vice President


CIBC INC.                                     ABN AMRO BANK N.V.

By /s/ R. A. Mendoza                          By /s/ Leif H. Olsson
   ---------------------------------             -------------------------------
       Ray A. Mendoza                                Leif H. Olsson
       Director, CIBC Wood Gundy                     Group Vice President
       Securities Corp., AS AGENT                    and Director

                                              By /s/ Errett S. Hummel
                                                 -------------------------------
                                                     for David McGinnis
                                                     Vice President and Director


BANK OF AMERICA ILLINOIS                      WACHOVIA BANK OF GEORGIA
                                                  NATIONAL ASSOCIATION

By /s/ Michael J. Balock                      By /s/ William F. Hamlet
   ---------------------------------             -------------------------------
       Michael J. Balock                             William F. Hamlet
       Managing Director                             Senior Vice President






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